Exhibit 11


             INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

                Computation of Earnings (Loss) per Common Share
                                   (unaudited)

                    (in thousands, except per share amounts)



                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                     --------------------    -------------------
                                     Aug. 31,    Aug. 31,     Aug. 31,   Aug. 31,
                                        1999        1998         1999       1998
--------------------------------------------------------------------------------

Average shares of
  common stock outstanding            18,749      18,769       18,752     18,766
Dilutive potential common shares          99         161           95          -
--------------------------------------------------------------------------------
Total common stock and equivalents
  assuming full dilution              18,848      18,930       18,847     18,766
================================================================================

Earnings (loss) from continuing
  operations                        $  5,091   $   4,588     $  9,653  $ (10,027)
Loss from discontinued operations    (11,760)   (119,236)     (19,560)  (128,922)
--------------------------------------------------------------------------------
Net loss applicable
  to common stock                   $ (6,669)  $(114,648)    $ (9,907) $(138,949)
================================================================================

Basic earnings (loss) per share:
  Continuing operations             $    .27   $     .24     $    .51  $    (.53)
  Discontinued operations               (.63)      (6.35)       (1.04)     (6.87)
--------------------------------------------------------------------------------
    Total                           $   (.36)  $   (6.11)    $   (.53) $   (7.40)
================================================================================

Diluted earnings (loss) per share:
  Continuing operations             $    .27   $     .24     $    .51  $    (.53)
  Discontinued operations               (.62)      (6.30)       (1.04)     (6.87)
--------------------------------------------------------------------------------
    Total                           $   (.35)  $   (6.06)    $   (.53) $   (7.40)
================================================================================

Basic earnings (loss) per share are computed by dividing net earnings
(loss) by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share are computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.